AZZ Inc. Reports Financial Results for Fiscal Year 2020

Full Year Fiscal 2020 Adjusted EPS of $2.71, up 38% over prior year, with reported EPS of $1.84

Annual Revenues of $1.06 billion, up 14.5% over prior year

Cash provided from operating activities increased 29.9% compared to prior year

Company discontinues previously issued Fiscal Year 2021 EPS guidance range of $2.65 to $3.15 and sales guidance range of $970 million to $1.06 billion due to market uncertainty associated with COVID-19 pandemic

April 29, 2020 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services, issued its 2020 audited consolidated financial statements contained in the Company's Fiscal Year 2020 Annual Report on Form 10-K for the year ended February 29, 2020.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ, stated, “In Fiscal 2020 we achieved solid double-digit year-over-year growth in both the topline as well as cash provided by operating activities, while posting our 33nd consecutive year of profitability. We experienced strong demand for galvanizing services, executed large refinery turnaround projects, and completed international projects for the Energy segment, resulting in overall revenue growth of 14.5% and a 5.8% decrease in reported net income as a result of three discrete non-recurring items discussed below. Our consolidated bookings for the year decreased 1.6% to $972.7 million while our backlog decreased 26.8% to $243.8 million, primarily due to the successful completion of large China orders booked in previous years. We continued our long history of strong cash flows by generating net cash provided by operating activities of 144.8 million, an increase of 29.9% compared to prior year. Reported EPS of $1.84 includes pre-tax adjusted items of $18.6 million for the loss on the disposal of the NLI business, $9.2 million from an impairment of certain assets in our WSI nuclear business, and $1.9 million of other tax adjustments related to NLI. Without these one-time items, adjusted net income was $71.3 million, up 39.3% compared to prior year, and EPS was $2.71, up 38.3% compared to $1.96 for the prior year, on a diluted basis.”

“During the year, we delivered solid top and bottom line growth, performed well in both our Metal Coatings and Energy segments, and took steps in our previously stated strategic plan to focus on core businesses as we successfully divested our Nuclear Logistics (“NLI”) business, and completed four acquisitions during the year: K2 Partners, Inc., NuZinc, LLC, Preferred Industries, Ltd., and Tennessee Galvanizing, Inc. Operational improvement initiatives, such as our investment in digital galvanizing systems (“DGS”), as well as business integration within our enclosure systems’ are meeting expectations, and our Surface Technology businesses continued to grow.”

“In Metal Coatings we returned to an operating margin of 21.6%, up from 19% for the previous year, driven primarily by higher volumes of steel processed in our kettles, lower zinc prices, and higher selling prices” said Mr. Ferguson. “Revenue gains in our Metal Coatings segment were driven by a combination of organic growth and acquisitions, demonstrating continued progress in growing this segment. We remain committed to delivering on the investments made in our Surface Technologies platform, which now totals seven locations. We will continue to drive operational efficiencies aggressively, and maintain an active M&A program to support our strategic growth initiatives, however, our ability to initiate new deals has recently slowed due to the COVID-19 pandemic. All of our Metal Coating operations in the United States are considered ‘essential’ under Homeland Security’s Cyber-Security and Infrastructure Agency guidelines. Our Metal Coatings plants remain open and, while many of our galvanizing plants are operating at pre-pandemic levels, a few are experiencing modest declines in volume as we enter the first quarter.”

Mr. Ferguson continued, Energy segment sales increased primarily due to the completion of a large electrical project in China and a large refinery turnaround project in Canada. We executed upon our previously stated strategic plan of focusing on core businesses through the successful divestiture of NLI at the end of the year. We believe this action, and impairing certain nuclear assets in WSI, was appropriate given the secular decline in the domestic nuclear power generation market. Our end markets for switchgear and e-houses were strong during the year, and we will continue to execute on the backlog we carry into fiscal year 2021. Our Energy products and services are essential to operating and maintaining infrastructure. Our customers count on our equipment and services to meet the needs of critical infrastructure throughout the United States and around the globe. Manufacturing operations within our electrical platform are, for the most part, uninterrupted. Our industrial field solutions platform is currently executing domestic turnaround projects, but at a significantly reduced level, due to limited refinery activity and travel restrictions. We are also seeing a decline in international refining turnarounds, as well as some customer requests to delay work to both the second the third quarter of FY2021 due to the COVID-19 pandemic.”

Discontinues Fiscal Year 2021 Guidance
Mr. Ferguson added, “Due to uncertainty associated with the recent COVID-19 pandemic on many of our end markets, we are discontinuing our previously issued fiscal 2021 sales and earnings per fully diluted share guidance range. We continue to operate as an ‘essential business’ in supporting critical infrastructure needs during these unprecedented times. Our low debt level and ample borrowing capacity, combined with our consistent ability to generate cash, gives us the confidence that we can manage both debt and liquidity satisfactorily throughout fiscal year 2021. We are conserving cash by moderately reducing capital expenditures, suspending share repurchases and taking selected staffing reductions in businesses with low demand. Additionally, we have not experienced any unusual slowdown in customer payments.”

Fourth Quarter and Fiscal Year Results
For the twelve-month period, the Company reported revenues of $1.06 billion compared to $927.1 million for the comparable period last year, an increase of 14.5%. Reported operating income increased 3.1% to $79.3 million compared to $77.0 million in last year’s comparable twelve month period. Operating income included a loss on sale of $18.6 million, as well as $9.2 in impairment charges and would have been $107.1 million on an adjusted basis, up 39.2% compared to prior year. Net income for the twelve months decreased 5.8% to $48.2 million, or $1.84 per diluted share on a reported basis, compared to $51.2 million, or $1.96 per diluted share compared to the prior fiscal year. The reported net income includes pre-tax adjusted items of $18.6 million on the loss on the disposal of the NLI business, $9.2 million from an impairment of certain assets in our WSI nuclear business, and $1.9 of other tax adjustments related to NLI. Without these one-time items, adjusted net income was $71.3 million, up 39.1% compared to prior year, and EPS would have been $2.71, up 38.3% compared to prior year.

Bookings for fiscal 2020 were $972.7 million, compared to $988.6 million for the prior year, a decrease of 1.6%. Backlog at the end of the 2020 fiscal year was $243.8 million, a decrease of 26.8% compared to backlog at the end of the prior year of $332.9 million. Incoming orders for the year were $972.7 million while revenues for the year totaled $1.06 billion, resulting in a book to bill ratio of 0.92. Approximately 33% of the $243.8 million in backlog is expected to be delivered outside of the U.S.

Revenues for the fourth quarter were $245.4 million compared to $202.5 million for the same quarter last year, an increase of 21.1%. Reported operating income for the fourth quarter decreased 154.3% to $(7.3) million compared to $13.4 million in last year’s fourth quarter. Operating income included pre-tax adjusted items of $18.6 million on the loss on the disposal of the NLI business, and $9.2 million from an impairment of certain assets in our WSI nuclear business. Without these items, adjusted operating income for the quarter totaled $20.5 million or a 53.3% increase over the same quarter last year. Reported net income for the fourth quarter was $(10.6) million, or $(.41) per diluted share, compared to net income of $8.8 million, or $0.34 per diluted share, for last year’s fourth fiscal quarter. The fiscal 2020 fourth quarter net income included pre-tax adjusted items of $18.6 million on the loss on the disposal of the NLI business, $9.2 million from an impairment of certain assets in our WSI nuclear business, and $1.9 of other tax adjustments related to NLI. The adjusted non-GAAP net income without these items would have been $12.4 million or $0.47 per share, as disclosed in the accompanying tables to our press release of April 29, 2020.

Metal Coatings Segment
For full year fiscal 2020, Metal Coatings segment revenues increased 13.3% to $499 million and operating income increased 29.1% to $107.9 million compared to $440.3 million and $83.6 million respectively, for the prior fiscal year. The increased revenue was attributable to higher volumes of steel processed in our kettles, higher selling prices and contribution from our acquisitions. Operating margins for the 2020 fiscal year were 21.6% compared to 19.0% in the prior fiscal year. Operating margins were impacted by our ability to maintain price levels with lower zinc costs, while tightly managing productivity and operating efficiencies in the face of higher labor costs.

Revenues for the Company’s Metal Coatings segment for the fourth quarter of fiscal 2020 were $122.8 million, compared to the $101.3 million in the same period last year, an increase of 21.3%. Operating income was $22.6 million, an increase of 25.5% over the prior year fourth quarter. Operating margins for the fourth quarter grew by 60 basis points to 18.4%, compared to 17.8% in the same period last year. This was due to strong galvanizing margins, but somewhat offset by lower Surface Technologies margins.

Energy Segment
For full year fiscal 2020, Energy segment revenues increased 15.6% to $562.8 million and the operating income of $32.8 million was a 4.8% improvement over the prior year. The increase in net sales for fiscal 2020 was attributable to several factors including increased turnaround activity in the U.S. and international refinery market, completion of a large high voltage bus project in China and increases in our electrical switchgear and e-house business. Operating margins for the 2020 fiscal year were down 60 basis points to 5.8% as compared to 6.4% in the prior fiscal year. This decrease was primarily attributable to the $9.2 million impairment of certain assets in our WSI nuclear business, somewhat offset by improved refinery turnarounds described above, pricing increases, and improved project margins. Without this item, the segment operating income would have been $42.0 million, up 34.1% compared to prior year.

Revenues for the Energy segment for the fourth quarter of fiscal 2020 were $122.6 million as compared to $101.3 million for the same quarter last year, an increase of 21%. Operating income for the segment decreased to $(1.4) million compared to $5.6 million in the same period last year, a decrease of 124.9%. Operating margins for the fourth quarter declined 660 basis points to (1.1)% as compared to 5.5% in the prior year period, primarily attributable to the $9.2 million impairment of certain assets in our WSI nuclear business. Without this item, Energy segment operating income would have been $7.8 million, up 39.5% compared to prior year.

COVID-19 Business Continuity and Operations Update
Mr. Ferguson concluded “Employee health and safety remain our top priority, as well as continuing to support our customers during these difficult times.  AZZ will continue to follow the recommendations and guidelines provided by the CDC and World Health Organization. Pursuant to this commitment, we have taken proactive measures to protect our employees from COVID-19 while still meeting the needs of critical infrastructure throughout the United States and around the world. The Company has implemented a business continuity plan that encompasses all segments. All offices and plants have implemented physical distancing through increasing employee work station spacing, allowing flexible work arrangements, staggering shifts, cutting non-essential travel, cancelling certain events and significantly limiting outside visitors. We have increased cleaning, disinfecting, and employee access to sanitization tools.

Due to the worldwide COVID-19 pandemic, our Metal Coatings Segment has seen a modest drop in business in Q1 from some Galvanizing fabrication customers, and Surface Technologies has several large customers that have closed or reduced shifts into May. Within our Energy Platform, we are continuing to process backlog for switchgear, e-houses, and bus duct, while the hazardous duty lighting and tubular products are seeing less demand due to lower rig counts and less activity in the oil patch. Our industrial field services platform is seeing a shift in most of its work, originally scheduled for Q1 move to both Q2 and Q3 as refiners defer turnarounds amid travel restrictions.”

Today’s Conference Call Details

Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10142840, or for 30 days at http://www.azz.com/investor-relations.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our products and services, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets. In addition, within each of the markets we serve, our customers and our operations could potentially be adversely impacted by the ongoing COVID-19 pandemic. We could also experience fluctuations in prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; supply-chain vendor delays ; customer requested delays of our products or services; delays in additional acquisition opportunities; currency exchange rates; adequacy of financing; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the products we inventory or sell or the services that we provide; economic volatility or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 and other filings with the Securities and Exchange Commission (“SEC”), available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended February 29/28,		Twelve Months Ended February 29/28,
	2020	2019	2020	2019

Net sales	$245,365	$202,548	$1,061,817	$927,087
Costs of sales	194,261	159,291	824,589	728,466
Gross margin	51,104	43,257	237,228	198,621

Selling, general and administrative	39,738	29,871	139,253	121,665
Loss on disposal of business	18,632	—	18,632	—
Operating income (loss)	(7,266)	13,386	79,343	76,956

Interest expense	3,030	3,430	13,463	14,971
Other (income) expense, net	623	(181)	990	(1,020)
Income (loss) before income taxes	(10,919)	10,137	64,890	63,005
Income tax expense (benefit)	(276)	1,286	16,656	11,797
Net income (loss)	$(10,643)	$8,851	$48,234	$51,208
Earnings (loss) per common share
Basic	$(0.41)	$0.34	$1.84	$1.97
Diluted	$(0.41)	$0.34	$1.84	$1.96

Diluted average shares outstanding	26,209	26,153	26,281	26,107

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended February 29/28,		Twelve Months Ended February 29/28,
	2020	2019	2020	2019
Net sales:
Metal Coatings	$122,796	$101,251	$498,989	$440,264
Energy	122,569	101,297	562,828	486,823
	$245,365	$202,548	$1,061,817	$927,087

Segment operating income (loss):
Metal Coatings	$22,603	$18,010	$107,926	$83,591
Energy	(1,386)	5,569	32,845	31,332
Corporate	(9,851)	(10,193)	(42,796)	(37,967)
Loss on disposal of business	(18,632)	—	(18,632)	—
	$(7,266)	$13,386	$79,343	$76,956

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 29, 2020	February 28, 2019

Assets:
Current assets	$354,562	$378,545
Net property, plant and equipment	213,104	210,227
Other assets, net	506,165	499,798
Total assets	$1,073,831	$1,088,570

Liabilities and shareholders’ equity:
Current liabilities	$280,613	$164,771
Long term debt due after one year, net	77,878	240,745
Other liabilities	80,974	79,326
Shareholders’ equity	634,366	603,728
Total liabilities and shareholders’ equity	$1,073,831	$1,088,570

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended February 29/28,
	2020	2019

Net cash provided by operating activities	$144,759	$111,476
Net cash used in investing activities	(71,748)	(32,073)
Net cash used in financing activities	(59,739)	(74,812)
Effect of exchange rate changes on cash	(590)	(1,439)
Net increase in cash and cash equivalents	$12,682	$3,152
Cash and cash equivalents at beginning of period	24,005	20,853
Cash and cash equivalents at end of period	$36,687	$24,005

AZZ incorporated
Non-GAAP Disclosure
Adjusted Operating Income, Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), AZZ has provided adjusted operating income, earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with a greater transparency comparison of operating results across a broad spectrum of companies, which provides a more complete understanding of AZZ’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted operating income, adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
The following tables provide a reconciliation for the year ended February 29, 2020 between the various measures calculated in accordance with GAAP to those calculated on a non-GAAP basis, which are shown net of tax (in thousands, except per share data):

	Three Months Ended	Twelve Months Ended
	February 29, 2020	February 29, 2020

GAAP operating income (loss)	$(7,266)	$79,343
Loss on disposal of business	18,632	18,632
Impairment charges	9,157	9,157
Non-GAAP operating income	$20,523	$107,132

	Three Months Ended		Twelve Months Ended
	February 29, 2020		February 29, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share

GAAP net income (loss) and GAAP diluted earnings (loss) per share	$(10,643)	$(0.41)	$48,234	$1.84

Adjustments to reconcile GAAP to non-GAAP financial measures

Loss on disposal of business	18,632	0.71	18,632	0.71
Impairment charges	9,157	0.35	9,157	0.34
Tax benefit related to loss on disposal and impairment	(6,697)	(0.25)	(6,697)	(0.25)
Tax adjustment	1,920	0.07	1,920	0.07

Total non-GAAP adjustments	23,012	0.88	23,012	0.87

Non-GAAP net income and diluted earnings per share	$12,369	$0.47	$71,246	$2.71

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